Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Consolidated Water Co. Ltd.:
We consent to the incorporation by reference in the registration statement on Form F-3 of Consolidated Water Co. Ltd. of our reports dated April 15, 2005, with respect to the consolidated balance sheets of Consolidated Water Co. Ltd. as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows, for the years then ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Consolidated Water Co. Ltd.
Our report dated April 15, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Consolidated Water Co. Ltd. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:
As of December 31, 2004, the Company’s management, including the Certifying Officers, has concluded that the Company had the following control deficiencies that when combined resulted in a material weakness:
i.	The Company failed to properly track fixed assets and accumulated depreciation, including work-in-progress accounts.

ii.	The Company does not have sufficient personnel resources with appropriate accounting expertise.

iii.	The Company did not properly track inventory and management did not sufficiently review the physical count worksheets to the final inventory lists.

iv.	The Company did not sufficiently review the inter-company eliminations.

v.	The Company did not sufficiently document the system access controls around its financial management information system.
/s/ KPMG
George Town, Cayman Islands
October 12, 2006